Exhibit 10.4.10
SUPPLEMENTAL AGREEMENT
FOR RANDALL K. EDINGTON

 i

SUPPLEMENTAL AGREEMENT
FOR RANDALL K. EDINGTON
     THIS AGREEMENT, made and entered into as of the 26th day of December, 2008 by and between Arizona Public Service Company, an Arizona corporation (hereinafter referred to as the “Company”) and Randall K. Edington (hereinafter referred to as “Executive”):
W I T N E S S E T H
     WHEREAS, the Company and Executive entered into two letter agreements (the “Letter Agreements”), the first dated December 20, 2006, under which employment was offered to and accepted by Executive, and the second dated July 18, 2008, under which additional compensation and benefits were offered to and accepted by Executive; and
     WHEREAS, the Company and Executive deem it necessary and desirable to enter into this special supplemental agreement (the “Agreement”) to formally memorialize certain provisions of the Letter Agreements in accordance with the requirements of Code Section 409A.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:
1.	Definitions.
(a)	“Cause” shall mean (i) Executive’s unreasonable neglect in performing his duties, including, but not limited to gross negligence, fraud, misappropriation or embezzlement involving property of the Company or an affiliate of the Company, or (ii) any other intentional act by Executive that may impair the goodwill or business of the Company or an affiliate of the Company, or that may cause damage to any of their businesses.

(b)	“Change of Control” shall have the same meaning as given to that term in the KEESA.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)	“Deferred Compensation Account” shall mean an unfunded account established by the Company for the benefit of Executive in accordance with Section 4.

(e)	“Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f)	“Employment Date” shall mean January 25, 2007.

(g)	“Entergy” shall mean Entergy Corporation, its successors and assigns.

(h)	“Final Average Pay” shall mean the average of the sum of:

(i)	Executive’s base salary payable during any 12-month period, disregarding any deductions therefrom for benefits or taxes on either a pre-tax or after-tax basis, plus

(ii)	Executive’s annual year-end bonus payable during such period, disregarding any deductions therefrom for benefits or taxes on either a pre-tax or after-tax basis, for three such periods within the ten years ending coincident with or next preceding Executive’s Termination Date which produce the highest such average. In calculating Final Average Pay, a consistent twelve-month period shall be used, and only three year-end bonuses shall be counted. If more than three year-end bonuses are included in the three periods used, only the three highest year-end bonuses shall be counted.

(i)	“KEESA” shall mean that certain Key Employee Employment and Severance Agreement entered into by and between the Company and Executive under date of November 5, 2007, as amended from time to time.

(j)	“Qualified Plan” shall mean the Pinnacle West Capital Corporation Retirement Plan, as amended from time to time.

(k)	“SEBRP” shall mean the Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan, as amended from time to time.

(l)	“Section 409A” shall mean Section 409A of the Code and the regulations thereunder, as amended from time to time.

(m)	“Spouse” shall mean the spouse to whom Executive was married on December 21, 2006. For the avoidance of doubt, if Executive and his Spouse divorce, such divorce shall not terminate the Spouse’s rights under this Agreement, and any subsequent spouse of Executive shall be entitled to no benefits under this Agreement.

(n)	“Termination Date” shall mean the earliest of the following:
(i)	Executive’s date of death;

(ii)	sixty (60) days after the delivery of the Notice of Termination terminating Executive’s employment on account of Disability, unless Executive returns full-time to the performance of his duties prior to the expiration of such period;

(iii)	the date of the Notice of Termination if Executive’s employment is terminated by Executive voluntarily; and
(iv)	fifteen (15) days after the delivery of the Notice of Termination if Executive’s employment is terminated by the Company (other than by reason of Disability).

(o)	“Year of Service” shall have the same meaning as given to that term in the Qualified Plan.
2	Cash Bonuses. If Executive has remained in continuous employment with the Company from his Employment Date through January 25, 2009, the Company shall pay Executive bonus compensation of $100,000 not later than March 15, 2009.

3	Compensation in lieu of Entergy Stock Options and Performance Shares.
(a)	If, as of the date specified in Column 1 of the table below:
(i)	Executive has remained continuously employed by the Company since his Employment Date, and

(ii)	the fair market value of one share of Entergy common stock on that date exceeds the amount shown in Column 2, the Company shall pay Executive the difference between the amount shown in Column 2 and the fair market value of one share of Entergy common stock on that date, multiplied by the number in Column 3.

	Column 1	Column 2	Column 3
Description	(vesting date)	(strike price)	(number of shares)

(2006 grant)	January 26, 2009	$68.89	2,668
(b)	If, as of the date specified in Column 1 of the table below, Executive has remained in continuous employment with the Company since his Employment Date, then the Company shall pay Executive an amount determined by:
(i)	adding
(A)	the fair market value of one share of Entergy common stock on that date; plus

(B)	the sum of all dividends paid on one share of Entergy common stock in the 36 months ending on that date; and
(ii)	multiplying the sum determined in subparagraph (i) by the number in Column 2.

	Column 1	Column 2
Description	(day after end of period)	(number of shares)

(2006-2008 performance period)	January 1, 2009	1,100
(c)	(i) The fair market value of a share of Entergy common stock as of any date provided for in paragraph (a) or (b) shall be based on the closing price therefor on that date, or if that date is a holiday for the New York Stock Exchange, the next date on which the New York Stock Exchange is open for business, all as published in the Wall Street Journal.

(ii)	If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Entergy common stock, or any similar corporate transaction or event in respect of Entergy common stock between Executive’s Employment Date and any date specified in the table set forth in paragraph (a) or (b), then a proportionate adjustment shall be made in Columns 2 and 3 of the chart in paragraph (a) and in Column 2 of the chart in paragraph (b), without change in the value represented therein.
(d)	The Company shall pay the amount based on the price of Entergy common stock as of any date provided for in paragraph (a) or (b) not later than thirty (30) days following that date.
4.	Deferred Compensation. The Company shall establish a hypothetical Deferred Compensation Account for the benefit of Executive in accordance with the following:
(a)	The Deferred Compensation Account shall be credited with the following amounts as of the following specified dates, provided that Executive remains in continuous employment with the Company on the specified dates.

Specified Date	Amount
July 15, 2008	$1,000,000
June 1, 2009	$1,000,000
June 1, 2010	$1,000,000
June 1, 2011	$1,000,000
(b)	No interest, earnings or market value adjustments will be applied to the amounts in the Deferred Compensation Account at any time.

(c)	Executive’s Deferred Compensation Account shall become 100% vested as of the first to occur of the following dates (“Vesting Date”):
(i)	June 1, 2012, provided that Executive is continuously employed with the Company from the date of this Agreement through June 1, 2012, or

(ii)	Executive’s Termination Date by reason of his death, Disability or involuntary termination without Cause.
(d)	The amount payable to Executive under this Section 4 will be the amount of the Deferred Compensation Account on his Vesting Date; provided, if vesting is caused by Executive’s death, the amount payable shall be $4,000,000, regardless of the date of death, and shall be paid to Executive’s Spouse, or if Executive is not survived by his Spouse, to Executive’s estate.

(e)	The amount payable pursuant to this Section 4 shall be paid in the form of single sum within 30 days after the Vesting Date.

(f)	The amount payable pursuant to this Section 4 shall not be taken into account for purposes of determining the amount available for deferral by Executive or the amount of the benefit accrued by Executive under any qualified or non-qualified, funded or unfunded deferred compensation or retirement plan or welfare benefit plan in which Executive is eligible to participate.

(g)	Upon Executive’s Termination Date for any reason other than death, Disability or involuntary termination without Cause before occurrence of a Vesting Date, the Deferred Compensation Account shall be forfeited in its entirety.
5.	Supplemental Pension Benefit.
(a)	Notwithstanding anything in the SEBRP to the contrary, the form, amount and timing of payments of Executive’s SEBRP benefits shall be determined under this Section 5, which shall be deemed to modify the SEBRP with respect to Executive.

(b)	If Executive’s Termination Date occurs for any reason after he has completed at least five (5) Years of Service, Executive shall be entitled to a supplemental pension valued on the basis of a single life annuity payable upon his termination of employment equal to the greater of (i) 10% of Executive’s Final Average Pay per Year of Service, to a maximum of 60% of Executive’s Final Average Pay, reduced by the actuarially equivalent benefit payable under the Qualified Plan, or (ii) the Executive’s benefit payable under the SEBRP (determined solely by reference to the SEBRP document) converted to an actuarially equivalent life annuity payable upon his termination of employment. In no event, however, shall Executive’s monthly benefit be less than the amount determined in Section 5(c).

Executive’s benefit under this Section 5(b) shall be payable 50% in the applicable annuity form described in the next sentence and 50% in an actuarially equivalent single sum. If Executive’s Spouse is living on the Termination Date, the applicable annuity form shall be an actuarially equivalent 100% joint and survivor annuity measured by the remaining lifetimes of Executive and his Spouse, and if Executive’s Spouse is not living on the Termination Date, the applicable annuity form shall be a single life annuity measured by Executive’s remaining lifetime.

If Executive’s employment terminates as a result of death, (i) the lump sum benefit described above shall be payable upon his death to his surviving Spouse, if she is then living, otherwise to his estate, and (ii) if Executive is survived by his Spouse, she shall receive the survivor annuity portion of the 100% joint and survivor annuity described above.

(c)
(i) If Executive’s Termination Date occurs before he has completed five (5) Years of Service for any reason other than voluntary resignation or termination for Cause, Executive shall be entitled to a supplemental pension equal to $24,226 per month payable for the remaining lifetime of Executive, and if Executive is survived by his Spouse, for the remaining lifetime of the Spouse after Executive’s death, reduced as provided for in subparagraph (ii).

(ii)	The benefit payable pursuant to paragraph (i) shall be offset by the corresponding actuarially equivalent benefits payable under the Qualified Plan, if vested on the Termination Date.

(iii)	In the event Executive’s Termination Date occurs on or after the date he has completed three (3) Years of Service but before he has completed five (5) Years of Service on account of voluntary resignation or termination for Cause, Executive shall receive his benefit payable under the SEBRP determined solely by reference to the SEBRP document converted to an actuarially equivalent joint and 100% survivor annuity for the lifetime of Executive and his Spouse. If Executive’s Termination Date occurs before he has completed five (5) Years of Service for any reason other than as described in the preceding sentence, Executive shall not receive a benefit calculated under the SEBRP document, but instead shall receive the benefit described in Section 5(c)(i).
(d)	Subject to Section 6, Executive’s benefits under this Section 5 shall commence on the first day of the month following his Termination Date. For the avoidance of doubt, Executive’s benefits under this Section 5 shall not be actuarially reduced to reflect early commencement of benefits if he terminates employment before age 65.

(e)	All determinations of actuarial equivalence provided for in this Section 5 shall be made on the basis of the actuarial assumptions in use as of the specified dates under the Qualified Plan.
6.	Specified Employee Rule. Notwithstanding any provision of Section 5, if Executive is a specified employee as defined by the Company for purposes of Section 409A on his Termination Date and his Termination Date is not caused by his death or Disability, payments provided for in Section 5 shall not begin until 6 months after his Termination Date, and all amounts otherwise payable earlier than 6 months following his Termination Date shall be paid on the first day of the seventh full calendar month following his Termination Date.
7.	Special Medical Benefits in Certain Circumstances. If Executive’s Termination Date occurs before January 25, 2012 by reason of involuntary termination without Cause, death, Disability or following a Change of Control, or for any reason on or after January 25, 2012, Executive and his Spouse, or if Executive’s Termination Date is caused by his death, his Spouse alone, shall receive coverage available to retired Company executives of the same rank as Executive as of his Termination Date or their widowed spouses, as the case may be, under the Company’s retiree medical plan in effect from time to time or equivalent coverage funded by insurance, as determined by the Company in its sole discretion, subject to Executive’s or his Spouse’s payment of contributions at the same rate as contributions for equivalent coverage due from such other executives who commenced employment with the Company before 2003 and have 25 or more Years of Service (or their spouses), as determined from time to time.
8.	Termination for Disability. If Executive has been absent from his duties hereunder on a full-time basis for five (5) consecutive months on account of a Disability, the Company may provide a Notice of Termination which satisfies the requirements of Section 10, and Executive’s employment shall, for purposes of this Agreement, terminate sixty (60) days thereafter, unless Executive returns to the performance of his duties on a full-time basis prior to the end of the sixty (60) day period.
9.	Termination Not Giving Rise to Company Obligations. If Executive’s employment is terminated for Cause or if Executive voluntarily terminates his employment before January 25, 2012, subject to the procedures set forth in Section 10, Executive shall not be entitled to receive any amount or benefit otherwise due under this Agreement after the Termination Date.
10.	Termination Notice and Procedure. Any termination by the Company or Executive of Executive’s employment shall be communicated by written Notice of Termination to Executive if such Notice is delivered by the Company and to the Company if such Notice is delivered by Executive, all in accordance with the following procedures:
(a)	The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

(b)	Any Notice of Termination by the Company shall be approved in writing by its Chief Executive Officer and Chief Operating Officer.

(c)	If the Company shall give a Notice of Termination for Cause and Executive in good faith notifies the Company that a dispute exists concerning such termination within the fifteen (15) day period following Executive’s receipt of such notice, then if it is thereafter determined that:
(i)	the reason given by the Company for termination did exist, Executive’s Termination Date shall be the date set forth in the Company’s Notice of Termination for Cause; or

(ii)	the reason given by the Company for termination did not exist, the employment of Executive shall be deemed to have been terminated involuntarily without Cause on the date set forth in the Company’s Notice of Termination.
11.	Obligations of Executive. Executive covenants and agrees, during Executive’s employment with the Company and following his Termination Date, to hold in strict confidence any and all information in Executive’s possession as a result of Executive’s employment with the Company; provided that nothing in this Agreement shall be construed as prohibiting Executive from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern or any public safety concern to the United States Nuclear Regulatory Commission, United States Department of Labor or any federal or state governmental agency or prohibiting Executive from participating in any way in any state or federal administrative, judicial or legislative proceeding or investigation with respect to any such claims and matters.

12.	Company Right of Offset. In the event that the Company has paid Executive more than the amount to which Executive is entitled under this Agreement, the Company shall have the right to recover all or any part of such overpayment from Executive or from whomsoever has received such amount.
13.	Amendment and Termination. The term of this Agreement shall expire when all obligations of the Company and Executive hereunder have been satisfied. This Agreement sets forth the entire agreement between Executive and the Company with respect to the subject matter hereof, and supersedes all prior oral or written negotiations, commitments, understandings and writings with respect thereto. This Agreement may not be terminated, amended or modified during its term as specified above except by written instrument executed by the Company and Executive.
14.	Withholding. The Company shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.
15.	Venue; Governing Law. This Agreement and Executive’s and Company’s respective rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Arizona. Any action concerning this Agreement shall be brought in the Federal or state courts located in the County of Maricopa, Arizona, and each party consents to the venue and jurisdiction of such courts.
16.	Notice. Notices given pursuant to this Agreement shall be in writing and (a) if hand delivered, shall be deemed given when delivered, and (b) if mailed, shall be deemed delivered when placed in the United States mail, postage prepaid, addressed, if to the Company, to:
Board of Directors
Pinnacle West Capital Corporation
400 North Fifth Street
Phoenix, Arizona 85004
Attention: Law Department
or if to Executive, to:
Randall K. Edington
3853 North Sidney St.
Buckeye, Arizona 85396
or to such other addresses as the parties may provide written notice of to each other, from time to time, in accordance with this Section 16.
17.	Funding. Amounts payable under this Agreement shall constitute an unfunded general obligation of the Company payable from its general assets, and the Company shall not be required to establish any special fund or trust for purposes of paying benefits under this Agreement. The Executive shall not have any vested right to any particular assets of the

Company as a result of execution of this Agreement and shall be a general creditor of the Company.
18.	No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
19.	Claims Procedure Any claim for benefits under Sections 4 or 5 shall be processed under the Qualified Plan claims procedure.
20.	Administration and Interpretation of Agreement. The Company acting through the Administrative Committee under the Qualified Plan shall be responsible for and shall control and manage the operation and administration of this Agreement, except as otherwise specifically provided for herein. The Company shall administer the provisions of this Agreement in accordance with its terms and shall have all powers necessary to carry out the provisions of this Agreement. The Administrative Committee shall interpret this Agreement and shall have the discretionary authority to determine all questions arising in the administration, interpretation, and application of this Agreement. Any such determination by the Administrative Committee shall presumptively be conclusive and binding on all persons.
21.	Section 409A Compliance. This Agreement is designed to comply with Section 409A. Notwithstanding any other provision of this Agreement, all provisions of this Agreement shall be construed in a manner consistent with Section 409A.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date and year first above written.

ARIZONA PUBLIC SERVICE COMPANY
By	/s/ Donald Robinson
Its Sr VP Planning & Administration

/s/ Randall K. Edington
Randy Edington